Exhibit 99.1

Press Release

For Immediate Release

Cowen Group, Inc. Announces Partial Exercise of Over-Allotment Option

NEW YORK, NY, July 24, 2006—Cowen Group, Inc. announced today that the underwriters of its initial public offering have partially exercised their over-allotment option to purchase an additional 300,000 shares of common stock at the initial public offering price of $16.00 per share.  SG Americas Securities Holdings, Inc., an indirect wholly-owned subsidiary of Societe Generale, will be selling all of the shares in connection with the exercise of the over-allotment option. Cowen will not receive any proceeds from the offering.

The offering is expected to close on July 26, 2006, subject to customary closing conditions.  Upon closing the over-allotment option, Societe Generale will own 9.2% of Cowen’s outstanding common stock.  Pursuant to the stockholders agreement between Cowen and SG Americas Securities Holdings, Inc. , on or around the closing of the over-allotment option, Jean-Jacques Ogier, Societe Generale’s designee to Cowen’s board of directors, will resign as a director of Cowen and Societe Generale will have no designated directors serving on Cowen’s board.  It is expected that Cowen’s board will nominate one new director who will be a member of The Office of the Chief Executive of Cowen and Company, LLC.

Cowen and Company, LLC, Credit Suisse and Merrill Lynch & Co. are acting as joint book-running managers for the offering. Keefe Bruyette & Woods and Sandler O’Neill + Partners, L.P. are acting as co-managers.

The common stock offering may be made only by means of a prospectus. A copy of the final prospectus related to the offering may be obtained at www.sec.gov; or

Cowen and Company Prospectus Department
Address: 1221 Avenue of the Americas, New York, NY 10020.
Phone: 1-646-562-1230

Merrill Lynch Prospectus Department
Address: 250 Vesey St. New York, NY 10006
Phone: 1-866-500-5408

Credit Suisse Prospectus Department
Address: 1 Madison Ave. New York, NY 10010
Phone: 1-800-221-1037

A registration statement relating to these securities was declared effective on July 12, 2006. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Cowen Group, Inc.
Cowen Group, Inc., through Cowen and Company, LLC and Cowen International Limited, provides investment banking services, including underwriting and other capital raising solutions, equity research, sales, trading and mergers and acquisitions advice, to emerging growth companies in sectors including healthcare, technology, media and telecommunications and consumer.

Contact:
Matthew Mortellaro
Cowen and Company Communications
646-562-1796
Matthew.Mortellaro@cowen.com

Forward Looking Statements

Statements in this press release regarding the expected closing date are “forward-looking” information within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements involve a number of risks and uncertainties, primarily that the closing conditions for the offering will not be satisfied. The Company assumes no obligation to update the information in this press release.